                                                                  EXHIBIT 10.102


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                            ASSET PURCHASE AGREEMENT

                           DATED AS OF APRIL 12, 1996

                                 BY AND BETWEEN

               PAXSON BROADCASTING OF MIAMI, LIMITED PARTNERSHIP

                                      AND

                            TK COMMUNICATIONS, L.C.


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

                               TABLE OF CONTENTS


                                                                                                                      Page
                                                                                                                      ----
SECTION 1        DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         "Accounts Receivable"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         "Assets" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         "Assumed Contracts"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         "Average Closing Price"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         "Closing"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Closing Date" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Closing Price"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Consents" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Contracts"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Escrow Agent" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "FAA"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "FCC"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "FCC Consent"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "FCC Licenses" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Final Order"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Intangibles"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Licenses" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "PCC"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "PCC Shares" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "Purchase Price" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "Real Property"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "Tangible Personal Property" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "Trading Day"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

SECTION 2        PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.1     Agreement to Sell and Buy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.2     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.3     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.4     Assumption of Liabilities and Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.5     Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

SECTION 3        REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.1     Organization, Standing, and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.2     Authorization and Binding Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.3     Absence of Conflicting Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.4     Governmental Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

                                                                                                                      Page
                                                                                                                      ----
         3.5     Title to and Condition of Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.6     Title to and Condition of Tangible Personal Property . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.7     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.8     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.9     Intangibles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.10    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.11    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.12    Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.13    Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.14    Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.15    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.16    Claims and Legal Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.17    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.18    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.19    Conduct of Business in Ordinary Course . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.20    Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.21    Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.22    Accredited Investor; Investment Knowledge; Distribution  . . . . . . . . . . . . . . . . . . . . . .  17
         3.23    Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

SECTION 4        REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.1     Organization, Standing, and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.2     Authorization and Binding Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.3     Absence of Conflicting Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.4     Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.5     PCC Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.6     Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

SECTION 5        OPERATIONS OF THE STATIONS PRIOR TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.1     Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.2     Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.3     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.4     Disposition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.5     Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.6     Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.7     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.8     Maintenance of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.9     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.10    Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.11    Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

                                                                                                                      Page
                                                                                                                      ----
         5.12    Notification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.13    Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.14    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.15    Financing Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.16    Programming  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.17    Preservation of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.18    Collection of Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.19    Personnel Recommendations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.20    Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.21    Inconsistent Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

SECTION 6        SPECIAL COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.1     FCC Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.2     HSR Filing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.3     Control of the Stations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.4     Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.5     Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.6     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.7     Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.8     Title Insurance and Surveys  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.9     Access to Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.10    Office Space . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.11    Engineering Study  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

SECTION 7        CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER AT CLOSING . . . . . . . . . . . . . . . . . . . . . .  26
         7.1     Conditions to Obligations of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.2     Conditions to Obligations of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

SECTION 8        CLOSING AND CLOSING DELIVERIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         8.1     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         8.2     Deliveries by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         8.3     Deliveries by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

SECTION 9        TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         9.1     Termination by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         9.2     Termination by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         9.3     Escrow Deposit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         9.4     Rights on Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32



SECTION 10       SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES  . . . . . . . . . . .  32
         10.1    Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.2    Indemnification by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.3    Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         10.4    Procedure for Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         10.5    Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.6    Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

SECTION 11       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.1    Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.2    Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.3    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.4    Benefit and Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.5    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         11.6    GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         11.7    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         11.8    Gender and Number  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         11.9    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         11.10   Waiver of Compliance; Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         11.11   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         11.12   Press Releases.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         11.13   No-Shop  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         11.14   Seller's Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

                                 LIST OF SCHEDULES

                                                                                       TAB
                                                                                       ---
       Schedule 2.1          -       Liens                                              A
       Schedule 2.2          -       Excluded Assets                                    B
       Schedule 2.3          -       Registration Rights                                C
       Schedule 3.3          -       Consents                                           D
       Schedule 3.4          -       Licenses                                           E
       Schedule 3.5          -       Real Property                                      F
       Schedule 3.6          -       Tangible Personal Property                         G
       Schedule 3.7          -       Contract                                           H
       Schedule 3.9          -       Intangibles                                        I
       Schedule 3.10         -       Financial Statements                               J
       Schedule 3.11         -       Insurance                                          K
       Schedule 3.13         -       Employee - Employee Benefits                       L
       Schedule 3.16         -       Claims and Legal Actions                           M
       Schedule 3.17         -       Environmental Matters                              N
       Schedule 4.3          -       Buyer Consents                                     O
       Schedule 8.2(g)       -       Counsel Opinion (Seller)                           P
       Schedule 8.3(d)       -       Counsel Opinion (Buyer)                            Q
       Schedule 9.3          -       Escrow Agreement                                   R

                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT is dated as of April 12, 1996, by and between Paxson Broadcasting of Miami, Limited Partnership, a Florida limited partnership ("Buyer"), and TK Communications, L.C., a Florida limited liability company ("Seller").

                                    RECITALS

         A. Seller is the licensee of and owns and operates radio stations WSRF-AM and WSHE-FM, Ft. Lauderdale, Florida (the "Stations") pursuant to licenses issued by the Federal Communications Commission.

         B. Seller desires to sell, and Buyer wishes to buy, substantially all the assets that are used or useful in the business or operations of the Stations, for the price and on the terms and conditions set forth in this Agreement.

                                   AGREEMENTS

         In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, Buyer and Seller, intending to be bound legally, agree as follows:

SECTION 1        DEFINITIONS

         The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

         "Accounts Receivable" means the rights of Seller to payment for the sale of advertising time run on the Stations prior to the Closing Date.

         "Assets" means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in Section 2.1.

         "Assumed Contracts" means (i) all Contracts listed in Schedule 3.7 that are designated to indicate that they will be assumed by Buyer upon its purchase of the Stations, (ii) any Contracts entered into by Seller between the date of this Agreement and the Closing Date that Buyer agrees in writing to assume, and (iii) Contracts entered into by Seller in compliance with Section 5.3.

         "Average Closing Price" means the sum of the Closing Prices per share of PCC Shares for the trailing thirty day period ending on the Closing Date divided by thirty.

         "Closing" means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.

         "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.

         "Closing Price" means the closing price for a PCC Share on the American Stock Exchange as reported for each Trading Day in the American Stock Exchange composite transactions section of The Wall Street Journal.

         "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

         "Contracts" means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which Seller is a party or which are binding upon Seller and which relate to or affect the Assets or the business or operations of the Stations.

         "Escrow Agent" means First Union National Bank of Florida.

         "FAA" means the Federal Aviation Administration.

         "FCC" means the Federal Communications Commission.

         "FCC Consent" means action by the FCC granting its consent to the assignment of the FCC Licenses to Buyer as contemplated by this Agreement.

         "FCC Licenses" means all Licenses issued by the FCC to Seller in connection with the business or operations of the Stations.

         "Final Order" means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

         "Intangibles" means all copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by Seller or under which Seller is licensed or franchised and which are used or useful in the business and operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Licenses" means all licenses, permits, and other authorizations issued by the FCC, the FAA or any other federal, state, or local governmental authorities to Seller, in connection with the conduct of the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

         "PCC" means Paxson Communications Corporation, a Delaware corporation.

         "PCC Shares" means the shares of the Class A Common Stock of PCC.

         "Purchase Price" means the purchase price specified in Section 2.3.

         "Real Property" means all real property and interests in real property, including fee estates, leaseholds and subleaseholds, easements, rights to access, and rights of way, and all buildings and other improvements thereon, and other real property interests which are used or useful in the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Tangible Personal Property" means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, inventory, spare parts, and other tangible personal property which is used or useful in the conduct of the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Trading Day" means a day on which PCC Shares are actually sold on the American Stock Exchange.

SECTION 2        PURCHASE AND SALE OF ASSETS

         2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, and deliver to Buyer on the Closing Date, and Buyer agrees to purchase, all of the tangible and intangible assets used or useful in connection with the conduct of the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding the assets described in Section 2.2, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for liens for current taxes not yet due and payable or as set forth on Schedule 2.1), including the following:

                 (a)  The Tangible Personal Property;

                 (b)  The Real Property;

                 (c)  The Licenses;

                 (d)  The Assumed Contracts, including executed copies thereof;

                 (e) The Intangibles and all intangible assets of Seller relating to the Stations that are not specifically included within the Intangibles, including the goodwill of the Stations, if any;

                 (f) All of Seller's proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC relating to the business and operation of the Stations;

                 (g)  All choses in action of Seller relating to the Stations;
and

                 (h) All books and records relating to the business or operations of the Stations, and all records required by the FCC to be kept by the Stations.

         2.2 Excluded Assets. The Assets shall exclude the following assets:

                 (a) Seller's cash or cash equivalent on hand as of the Closing and all other cash in any of Seller's bank or savings accounts; any insurance policies, letters of credit, or other similar items and cash surrender value in regard thereto; deposits; and any stocks, bonds, certificates of deposit, treasury bills or similar types of investments;

                 (b) All books and records relating to Seller's internal corporate organization;

                 (c) Any pension, profit-sharing, or employee benefit plans, and any collective bargaining agreements;


                 (d)  The Accounts Receivable;

                 (e)  Any Contracts not included among the Assumed
Contracts; and

                 (f)  Any other assets listed on Schedule 2.2.

         2.3     Purchase Price.

                 (a) Purchase Price. The Purchase Price for the Assets shall be Fifty Seven Million Five Hundred Thousand Dollars ($57,500,000). The Purchase Price shall be payable by Buyer on the Closing Date as follows: (i) Buyer shall pay Seller $47,500,000 in cash on the Closing Date (the "Cash Purchase Price"), adjusted as set forth in Section 2.3(b), by federal wire transfer of immediately available funds pursuant to wire instructions which shall be delivered by Seller to Buyer at least two business days prior to the Closing Date and (ii) Buyer shall cause PCC to transfer to Seller on the Closing Date Ten Million Dollars worth of PCC Shares (the "Stock Purchase Price"). The per share price of the PCC Shares shall be Sixteen ($16.00) dollars (the "Registration Price") and PCC shall guarantee that the minimum per share price shall be the Average Closing Price and if the Average Closing Price is less than the Registration Price, Buyer shall fund at closing the difference with additional PCC Shares. The PCC Shares received by Seller will be unregistered and PCC agrees to register Seller's PCC Shares between twenty and twenty four months following the Closing if Seller so requests in accordance with the procedures set forth in Schedule
2.3 hereof. Buyer shall pay all costs and expenses related to the registration statement and the registration of Seller's Shares as permitted by the Securities and Exchange Commission.

                 (b)  Adjustments.

                      (1) Expenses. The Purchase Price shall be increased or decreased as required to effectuate the proration of expenses. All expenses arising from the operation of the Stations, including annual regulatory fees imposed by the FCC and other business and license fees, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs, and liabilities allocable to the period prior to the Closing Date subject to the provisions of the Time Brokerage Agreement, and Buyer shall be responsible for all expenses, costs, and obligations allocable to the period on and after the Closing Date. Notwithstanding the foregoing, there shall be no adjustment or proration for, and Seller shall remain solely liable with respect to, (i) any Contracts not included in the Assumed Contracts and any other obligation or liability not being assumed by Buyer in accordance with
Section 2.4 hereof and (ii) any commissions, wages, bonuses, incentive programs, payroll taxes, vacation pay, sick leave, severance benefits, or other benefits of employees of any Station with respect to periods prior to or arising by virtue of the Closing all of which obligations shall be discharged and satisfied in full at or prior to the Closing.

                      (2) Revenues. The Purchase Price shall be decreased by the amount of any revenues received by Seller under any Assumed Contract to the extent such revenues relate to the performance of obligations on or after the Closing Date.

                      (3) Trade and Barter. If, on May 1, 1996, the aggregate value of the Stations' obligations on or after the Closing Date under trade, barter or similar arrangements for the sale of advertising time other than for cash, minus the aggregate value of the goods, services or other items to be received on or after the Closing Date under such trade and barter arrangements, exceeds $25,000, then Buyer shall receive a credit against the Purchase Price for the amount of such excess. The liability of the Stations for unperformed time for purposes of this Section shall be valued according to the Stations' prevailing rates as of May 1, 1996.

                 (c) Manner of Determining Adjustments. The Purchase Price, taking into account the adjustments and prorations pursuant to Section 2.3(a), will be determined finally in accordance with the following procedures:

                      (1) Seller shall prepare and deliver to Buyer not later than five days before the Closing Date a preliminary settlement statement which shall set forth Seller's good faith estimate of the adjustments to the Purchase Price under Section 2.3(b). The preliminary settlement statement (A) shall contain all information reasonably necessary to determine the adjustments to the Purchase Price under Section 2.3(b), to the extent such adjustments can be determined or estimated as of the date of the preliminary settlement statement, and such other information as may be reasonably requested by Buyer, and (B) shall be certified by Seller to be true and complete to the best of Seller's knowledge as of the date thereof. Buyer and Seller shall use their good faith efforts to agree upon the adjustments under Section 2.3(b) hereof prior to the Closing. The Purchase Price payable at Closing under Section 2.3(a) shall be increased or decreased, as applicable, based on the adjustments set forth in the preliminary settlement statement except that any adjustments set forth in the preliminary settlement statement to which Buyer objects in writing in good faith shall be deemed omitted from such preliminary settlement statement and shall instead be determined as part of the post-closing adjustments under this Section 2.3(c).

                      (2) No later than 45 days after the Closing Date, Buyer will deliver to Seller a statement certified by Buyer to be true and complete to the best of Buyer's knowledge as of the date thereof setting forth Buyer's determination of the Purchase Price as adjusted pursuant to Section 2.3(b). If Seller disputes the amount of the Purchase Price determined by Buyer, it shall deliver to Buyer within 30 days after their receipt of Buyer's statement a statement setting forth their determination of the amount of the Purchase Price (the "Seller Statement"). If Seller notifies Buyer of its acceptance of Buyer's statement, or if Seller fails to deliver its statement within the 30-day period specified in the preceding sentence, Buyer's determination of the Purchase Price shall be conclusive and binding on the parties as of the last day of the 30-day period.

                      (3) Buyer and Seller shall use good faith efforts to resolve any dispute involving the determination of the Purchase Price. If the parties are unable to resolve the dispute within 15 days following the delivery of Seller's Statement, Buyer and Seller shall jointly designate an independent certified public accountant, who shall be knowledgeable and experienced in the operation of radio broadcasting stations, to resolve the dispute. The accountant's resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction. Any reasonable fees and costs of such accountant shall be split equally between the parties.

                      (4) If the Purchase Price as finally determined pursuant to this Section 2.3(c) exceeds the Purchase Price paid by Buyer on the Closing Date (the "Estimated Purchase Price"), Buyer shall pay to Seller, in immediately available funds within five days after the date on which the Purchase Price is finally determined pursuant to this Section 2.3(c), the difference between the Purchase Price and the Estimated Purchase Price. If the Purchase Price as finally determined pursuant to Section 2.3(c) is less than the Estimated Purchase Price, Seller shall pay to Buyer, in immediately available funds within five days after the date on which the Purchase Price is finally determined pursuant to this Section 2.3(c), the difference between the Purchase Price and the Estimated Purchase Price. If Seller fails to make the payment required by the preceding sentence, Buyer may retain the difference between the Estimated Purchase Price and the Purchase Price from the amounts collected by Buyer pursuant to Section 6.4 with respect to the Accounts Receivable provided that such right of set-off shall not cure any breach of this Section 2.3(c)(4) by Seller.

         2.4 Assumption of Liabilities and Obligations. As of the Closing Date, Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities of Seller under the Licenses and the Assumed Contracts insofar as they relate to the time on and after the Closing Date, and arise out of events related to Buyer's ownership of the Assets or its operation of the Stations on or after the Closing Date. Except to the extent specifically required of Buyer pursuant to the Time Brokerage Agreement, Buyer shall not assume any other obligations or liabilities of Seller, including (i) any obligations or liabilities under any Contract not included in the Assumed Contracts, (ii) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Closing Date, (iii) any claims or pending litigation or proceedings relating to the operation of the Stations prior to the Closing, (iv) any obligations or liabilities arising under capitalized leases or other financing agreements, (v) any obligations or liabilities of Seller under any employee pension, retirement, or other benefit plans or collective bargaining agreements, (vi) any obligation to any employee of the Stations for commissions, wages, bonuses, incentive programs, payroll taxes, vacation pay, sick leave, severance benefits or other benefits with respect to periods prior to or arising by virtue of the Closing or (vii) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of Seller prior to the Closing.

         2.5 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets being sold by Seller based upon an appraisal of the Assets performed by an appraiser selected by Buyer with such appraisal to be done at Buyer's sole expense. Buyer shall provide Seller with a copy of the final appraisal report upon its delivery to Buyer. Prior to the completion of such appraisal report, Seller shall be permitted to consult with the appraiser. Each party warrants and covenants to the other that it shall report the Purchase Price Allocation as set forth above on all state and/or federal tax returns and filings and shall indemnify and hold each other harmless for any damage the other may sustain by reason of not reporting the above allocation on any state or federal return or filing. The above indemnity and hold harmless provision includes the indemnifying party compensating the non-indemnifying party for all of its expenses in connection with an audit resulting from a failure to report the Purchase Price Allocation set forth above, including but not limited to attorneys' fees, certified public accountants' fees and costs. Further, each party hereby agrees to provide the other written notice of any notification or correspondence from any state or federal taxing authority that concerns that Purchase Price Allocation or the reporting thereof. Each party shall have the right to participate in the defense of any audit or claim by a state or federal taxing authority. This covenant shall survive closing for a period of five (5) years.

SECTION 3        REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         3.1 Organization, Standing, and Authority. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Florida. Seller has all requisite power and authority
(i) to own, lease, and use the Assets as now owned, leased, and used, (ii) to conduct the business and operations of the Stations as now conducted, and (iii) to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Seller hereunder and thereunder. Seller is not a participant in any joint venture or partnership with any other person or entity with respect to any part of the operations of the Stations or any of the Assets.

         3.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Seller has been duly authorized by all necessary actions on the part of Seller and its members. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, and by judicial discretion in the enforcement of equitable remedies.

         3.3 Absence of Conflicting Agreements. Subject to obtaining the Consents listed on Schedule 3.3, the execution, delivery, and performance of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with any provision of the Articles of Organization or Regulations of Seller; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality, which conflict would have a material adverse effect on the transaction contemplated hereby; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Seller is a party or by which Seller may be bound, which conflict would have a material adverse effect on the transaction contemplated hereby; and (v) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon any of the Assets.

         3.4 Governmental Licenses. Schedule 3.4 includes a true and complete list of the Licenses. Seller has delivered to Buyer true and complete copies of the Licenses (including any amendments and other modifications thereto). The Licenses have been validly issued, and Seller is the authorized legal holder thereof. The Licenses listed on Schedule 3.4 comprise all of the licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful conduct of the business and operations of the Stations in the manner and to the full extent they are now conducted, and none of the Licenses is subject to any restriction or condition that would limit the full operation of the Stations as now operated, which would materially adversely affect the operations of the Seller. The Licenses are in full force and effect, and the conduct of the business and operations of the Stations are in accordance therewith. Seller has no reason to believe that any of the Licenses would not be renewed by the FCC or other granting authority in the ordinary course based upon events occurring prior to Closing.

         3.5     Title to and Condition of Real Property.

                 (a) Schedule 3.5 contains a complete and accurate description of all the Real Property and Seller's interests therein (including street address, legal description, owner, and use and the location of all improvements thereon). The Real Property listed on Schedule 3.5 comprises all real property interests necessary to conduct the business and operations of the Stations as now conducted.

                 (b) With respect to each leasehold or subleasehold interest included in the Real Property being conveyed under this Agreement (the "Leased Property"), so long as the Seller fulfills its obligations under the lease therefor, Seller has enforceable rights to nondisturbance and quiet enjoyment. Seller has good title to the Leased Property, free and clear of all liens, claims, and encumbrances, except as specifically stated in Schedule 3.5. With respect to each such lease, (i) the leases are in full force and effect, and are valid, binding and enforceable in accordance with their respective terms, (ii) all accrued and currently payable rents and other payments required by such leases have been paid, (iii) neither any Seller nor any other party is in default in any respect under any such leases, (iv) no party has asserted any defense, set off or counterclaim thereunder, and (v) no notice of default or termination has been given or received, no event of default has occurred, and no condition exists and no event has occurred that, with the giving of notice, the lapse of time, or the happening of any further event would become a default or permit early termination under any such lease. Except as set forth in Schedule 3.3 hereto, no third-party consent or approval is required for the assignment of any such lease to Buyer, or for the consummation of the transactions contemplated herein. All improvements located on the Real Property are in good condition and repair (ordinary wear and tear excepted), are available for immediate use in the conduct of the business or operations of the Stations and comply with all applicable building and zoning codes. All towers, guy anchors, buildings and other improvements included in the Assets are located entirely on the Real Property. Seller have full legal and practical access to the Real Property.

         3.6     Title to and Condition of Tangible Personal Property. Schedule
3.6 lists all material items of Tangible Personal Property. The Tangible Personal Property listed on Schedule 3.6 comprises all material items of tangible personal property necessary to conduct the business and operations of the Stations as now conducted. Except as described in Schedule 3.6, Seller owns and has good title to each item of Tangible Personal Property, and none of the Tangible Personal Property owned by Seller is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for liens for current taxes not yet due and payable. Each item of Tangible Personal Property is available for immediate use in the business and operations of the Stations. All items of transmitting and studio equipment included in the Tangible Personal Property (i) have been maintained in a manner consistent with generally accepted standards of good engineering practice, and
(ii) will permit the Stations and any auxiliary broadcast facilities related thereto to operate in accordance with the terms of the FCC Licenses and the rules and regulations of the FCC and the FAA.

         3.7 Contracts. Schedule 3.7 is a true and complete list of all Contracts except (i) contracts with advertisers for the sale of advertising time on the Stations for cash at prevailing rates and which have not been prepaid and which may be canceled by the Stations without penalty on not more than thirty days' notice and (ii) contracts or commitments for the purchase or sale of goods, supplies, equipment, capital assets, products or services, that do not involve more than $2,500 for each such contract or commitment and more than $10,000 in the aggregate for all such contracts or commitments. With respect to the Contracts listed on Schedule 3.7, Seller has delivered to Buyer true and complete copies of all written Contracts, true and complete memoranda of all oral Contracts (including any amendments and other modifications to such Contracts), and a schedule summarizing Seller' obligations under trade and barter agreements relating to the Stations. All of the Assumed Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms. To the Seller's knowledge, there is not under any Assumed Contract any default by any party thereto or any event that, after notice or lapse of time or both, could constitute a default. Seller is not aware of any intention by any party to any Assumed Contract (i) to terminate such contract or amend the terms thereof, (ii) to refuse to renew the Assumed Contract upon expiration of its term, or (iii) to renew the Assumed Contract upon expiration only on terms and conditions which are more onerous than those now existing. Except for the need to obtain the Consents listed in Schedule 3.3, Seller has full legal power and authority to assign their rights under the Assumed Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability, or continuation of any of the Assumed Contracts. The Contracts listed on Schedule 3.7 hereto constitute all of the contracts necessary to conduct the business and operations of the Stations as currently conducted.

         3.8     Consents.  Except for the FCC Consent provided for in Section
6.1 and the other Consents described in Schedule 3.3, no consent, approval, permit, or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required and the absence of which consent would have a materially adverse effect on the transaction contemplated hereby (i) to consummate this Agreement and the transactions contemplated hereby, (ii) to permit Seller to assign or transfer the Assets to Buyer, or (iii) to enable Buyer to conduct the business and operations of the Stations in essentially the same manner as such business and operations are now conducted.

         3.9 Intangibles. Schedule 3.9 is a true and complete list of all Intangibles (exclusive of those listed in Schedule 3.4), all of which are valid and in good standing and uncontested. Seller has delivered to Buyer copies of all existing documents that establish or evidence any of the Intangibles. To Seller's knowledge, Seller is not infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other person or persons, and there is no claim or action pending, or to the knowledge of Seller threatened, with respect thereto. The Intangibles listed on Schedule
3.9 comprise all intangible property interests necessary to conduct the business and operations of the Stations as now conducted.

         3.10 Financial Statements. Schedule 3.10 represents true and complete copies of (i) audited financial statements of the Stations containing balance sheets, statements of income and statements of cash flow for a Stations' fiscal years ended December 31, 1994 and, (ii) the most recent unaudited financial statements of the Stations containing balance sheets, statements of income and statements of cash flow at and for a twelve month period and (iii) an unaudited statement of Operating Cash Flow for a twelve month period (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated, are complete and correct in all material respects, and present fairly the financial condition of the Stations as at their respective dates and the results of operations for the periods then ended. None of the Financial Statements understates the true costs and expenses of conducting the business or operations of the Stations, fails to disclose any material contingent liabilities, or inflates the revenues of the Stations.

         3.11 Insurance. Schedule 3.11 is a true and complete list of all insurance policies of Seller that insure any part of the Assets or the business of the Stations. All policies of insurance listed in Schedule 3.11 are in full force and effect. The insurance policies listed in Schedule 3.11 are adequate in amount with respect to, and for the full value (subject to customary deductibles) of, the Assets, and insure the Assets and the business of the Stations against all customary and foreseeable risks.

         3.12 Reports. All tax returns, ownership and employment reports, and other material documents that the Stations are currently required to file with the FCC or with any other governmental agency have been filed, and all reporting requirements of the FCC and other governmental authorities having jurisdiction over Seller and the Stations have been complied with in all material respects. All of such returns, reports, and statements are complete and correct in all material respects as filed. Seller has timely paid to the FCC all annual regulatory fees payable with respect to the FCC Licenses.

         3.13    Employee Benefits.

                 (a) All of Seller's Employee Plans and Compensation Arrangements are listed in Schedule 3.13, and complete and accurate copies of any such written Employee Plans and Compensation Arrangements (or related insurance policies) have been furnished to Buyer, along with copies of any employee handbooks or similar documents describing such Employee Plans and Compensation Arrangements. Descriptions of any unwritten Employee Plans or Compensation Arrangements also are provided in Schedule 3.13. Schedule 3.13 also contains a true and complete list of all employees of the Stations, their job description, date of hire, salary and amount and date of last salary increase.

                 (b) Each Employee Plan and Compensation Arrangement has been administered in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, the Age Discrimination in Employment Act and any other applicable Federal or state laws. Seller is not aware of the existence of any governmental audit or examination of any Employee Plan or Compensation Arrangement or of any facts which would lead it to believe that any such audit or examination is pending or threatened. There exists no action, suit or claim (other than routine claims for benefits) with respect to any Employee Plan or Compensation Arrangement pending or, to the best knowledge of Seller, threatened against any of such plans or arrangements, and Seller possesses no knowledge of any facts which could give rise to any such action, suit or claim.

                 (c) Seller does not contribute to and is not required to contribute to any Multi-employer Plan with respect to the employees of the Stations, and neither Seller nor any other trade or business under common control with Seller (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) has incurred or reasonably expects to incur any "withdrawal liability," as defined under Section 4201 et seq. of ERISA.

                 (d) Except as described in Schedule 3.13, neither Seller nor any other trade or business under common control with Seller (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) sponsor, maintain or contribute to any Employee Plan or Compensation Arrangement that provides retiree medical or retiree life insurance coverage to former employees of Seller at the Stations.

                 (e) Except as described in Schedule 3.13, with respect to each Employee Plan and, to the extent applicable, each Compensation Arrangement: (i) each Employee Plan that is intended to be tax-qualified, and each amendment thereto, is the subject of a favorable determination letter, and no plan amendment that is not the subject of a favorable determination letter would affect the validity of an Employee Plan's letter; (ii) no prohibited transaction, within the definition of section 4975 of the Code or Title 1, Part 4 of ERISA, has occurred which would subject Seller to any liability; and (iii) all contributions, premiums or payments accrued, in whole or in part, under each Employee Plan or Compensation Arrangement or with respect thereto as of the Closing will be paid by Seller prior to the Closing, including, but not limited to, contributions thereto with respect to the plan year ending immediately prior to the Closing.

                 (f) For purposes of this Agreement, the following terms shall have the meaning indicated: (i) "Employee Plan" shall mean any pension, profit-sharing, deferred compensation, vacation, bonus, incentive, medical, vision, dental, disability, life insurance or any other employee benefit plan as defined in Section 3(3) of ERISA to which Seller or any entity related to Seller (under the terms of Section 414(b), (c), (m) or (o) of the Code) contribute or to which Seller or any entity related to Seller (under the terms of Sections 414(b), (c), (m) or (o) of the Code) sponsor, maintain or otherwise are bound which provides benefits to persons employed or previously employed at the Stations; (ii) "Code" shall mean the Internal Revenue Code of 1986, as amended, any successor thereto and any regulations promulgated thereunder; (iii) "Compensation Arrangement" shall mean any plan or compensation arrangement other than an Employee Plan, whether written or unwritten, which provides to employees, former employees, officers, directors and shareholders of Seller or any entity related to Seller (under the terms of Section 414(b), (c), (m) or (o) of the Code) employed or previously employed at the Stations any compensation or other benefits, whether deferred or not, in excess of base salary or wages, including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other employee fringe benefit plan; (iv) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, any successor thereto and any regulations promulgated thereunder; and (v) "Multi-employer Plan" means a plan, as defined in ERISA Section 3(37), to which Seller or any entity related to Seller (under the terms of Section 414(b) or (c) of the Code) contribute or are required to contribute.

         3.14 Labor Relations. Seller is not a party to or subject to any collective bargaining agreements with respect to the Stations. Seller has no written or oral contracts of employment with any employee of the Stations, other than those listed in Schedule 3.7. Seller has complied in all material respects with all laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and Seller has not received any notice alleging that it has failed to comply in any material respect with any such laws, rules, or regulations. No controversies, disputes, or proceedings are pending or, to the best of Seller's knowledge, threatened, between Seller and any employee (singly or collectively) of the Stations. No labor union or other collective bargaining unit represents or claims to represent any of the employees of the Stations. To Seller's knowledge, there is no union campaign being conducted to represent employees of the Stations or to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any employees at the Stations.

         3.15 Taxes. Seller has filed or caused to be filed all federal income tax returns and all other federal, state, county, local, or city tax returns which are required to be filed, and they have paid or caused to be paid all taxes shown on those returns or on any tax assessment received by them to the extent that such taxes have become due. To Seller's knowledge, there are no governmental investigations or other legal, administrative, or tax proceedings pursuant to which Seller is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the business of the Stations, and no event has occurred that could impose on Buyer any transferee liability for any taxes, penalties, or interest due or to become due from Seller.

         3.16 Claims and Legal Actions. Except as disclosed on Schedule 3.16, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative, or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of Seller threatened, against or relating to Seller or otherwise relating to the Assets or the business or operations of the Stations, nor does Seller know or have reason to be aware of any basis for the same. In particular, but without limiting the generality of the foregoing, there are no applications, complaints or proceedings pending or, to the best of their knowledge, threatened (i) before the FCC relating to the business or operations of the Stations other than rulemaking proceedings which affect the radio industry generally, (ii) before any federal or state agency relating to the business or operations of the Stations involving charges of illegal discrimination under any federal or state employment laws or regulations, or (iii) before any federal, state, or local agency relating to the business or operations of the Stations involving zoning issues under any federal, state, or local zoning law, rule, or regulation except as set forth on Schedule 3.17.

         3.17    Environmental Matters.

                 (a) To Seller's knowledge, Seller has complied in all material respects with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against Seller or the Stations alleging any failure to comply with any such law, rule, or regulation.

                 (b) To Seller's knowledge, Seller has no liability relating to its ownership and operation of the Stations (and there is no basis related to the past or present operations, properties, or facilities of the Stations by Seller for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Clean Air Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Refuse Act, the Emergency Planning and Community Right-to-Know Act, or the Occupational Safety and Health Act (each as amended), or any other law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning release or threatened release of hazardous substances, public or employee health and safety, or pollution or protection of the environment.

                 (c) To Seller's knowledge, Seller has no liability relating to its ownership and operation of the Stations (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand, under the common law or pursuant to any statute, against Seller giving rise to any such liability) arising out of such Seller's handling, disposal or arranging for disposal of any substance.

                 (d) To Seller's knowledge, Seller has no liability relating to its ownership and operation of the Stations (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand, under the common law or pursuant to a statute, against Seller giving rise to any such liability) for any illness or personal injury to any employee.

                 (e) To Seller's knowledge, except as set forth on Schedule 3.17, all properties and equipment used in the business of the Stations are and have been free of friable asbestos, and all transformers used in the operations of the Stations are free of PCB's.

                 (f) To Seller's knowledge, no pollutant, contaminant, industrial, hazardous, or toxic material or waste is located on the Real Property.

         3.18 Compliance with Laws. Seller has complied in all material respects with the Licenses and all federal, state, and local laws, rules, regulations, and ordinances applicable or relating to the ownership and operation of the Stations. Neither the ownership or use of the properties of the Stations nor the conduct of the business or operations of the Stations conflicts with the rights of any other person or entity.

         3.19 Conduct of Business in Ordinary Course. Since [December 31, 1995], Seller has conducted the business and operations of the Stations only in the ordinary course and have not:

                 (a) Suffered any material adverse change in the business, assets, or properties of the Stations, including any material damage, destruction, or loss affecting any assets used or useful in the conduct of the business of the Stations;

                 (b) Made any material increase in compensation payable or to become payable to any of the employees of the Stations, or any bonus payment made or promised to any employee of the Stations, or any material change in personnel policies, employee benefits, or other compensation arrangements affecting the employees of the Stations;

                 (c) Made any sale, assignment, lease, or other transfer of any of the Stations' properties other than in the normal and usual course of business with suitable replacements being obtained therefor;

                 (d) Canceled any debts owed to or claims held by any Seller with respect to the Stations, except in the normal and usual course of business;

                 (e) Suffered any material write-down of the value of any Assets or any material write-off as uncollectible of any accounts receivable of the Stations; (f) Transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, franchise, or similar right, or modified any existing right relating to the Stations;

                 (g) Incurred any obligation or liability (fixed or contingent) except normal trade or business obligations and liabilities incurred in the ordinary course of business; or

                 (h) Mortgaged, pledged or subjected to any lien any of the Assets other than in the ordinary course of business.

         3.20 Transactions with Affiliates. Seller has not been involved in any business arrangement or relationship relating to the Stations with any affiliate of any Seller, and no affiliate of Seller owns any property or right, tangible or intangible, which is used in the business of the Stations. As used in this paragraph, "affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934.

         3.21 Broker. Neither Seller nor any person or entity acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

         3.22    Accredited Investor; Investment Knowledge; Distribution.
Seller is an accredited investor within the meaning of Rule 501 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the risks and merits of its investment in PCC, and it is capable of bearing the economic risks of such investment. Seller has had an opportunity to discuss the business, management and financial affairs of PCC with PCC's representatives and such Seller has had its questions concerning PCC and its business answered to its full satisfaction. The PCC Shares to be transferred hereunder to such Seller are being acquired for Seller's own account for the purpose of investment and not with a view to or for resale in connection with any distribution thereof or interest therein. Seller understands that (i) such PCC Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof, (ii) such PCC Shares must be held indefinitely unless subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, and (iii) such PCC Shares shall bear a legend to such effect.

         3.23 Full Disclosure. No representation or warranty made by Seller in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make any statement made herein or therein not misleading.

SECTION 4    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 Organization, Standing, and Authority. Buyer is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Florida. Buyer has all requisite power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

         4.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary partnership actions on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         4.3 Absence of Conflicting Agreements. Subject to obtaining the Consents and except as set forth in Schedule 4.3, the execution, delivery, and performance by Buyer of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party under any agreement, license or law applicable to Buyer; (ii) will not conflict with the limited partnership agreement or the certificate of limited partnership of Buyer; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality applicable to Buyer; or (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound, that may impair Buyer's ability to acquire or operate the Assets.

         4.4 Broker. Neither Buyer nor any person or entity acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

         4.5     PCC Shares.  The PCC Shares to be transferred to Seller under
Section 2.3(a) will be duly authorized, validly issued, fully paid and nonassessable when transferred to Seller pursuant to this Agreement.

         4.6 Full Disclosure. No representation or warranty made by Buyer in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make any statement made herein or therein not misleading.

SECTION 5    OPERATIONS OF THE STATIONS PRIOR TO CLOSING

         5.1 Generally. Seller agrees that, between the date of this Agreement and the Closing Date, Seller shall operate the Stations diligently in the ordinary course of business in accordance with their past practices (except where such conduct would conflict with the following covenants or with Seller's other obligations under this Agreement), and in accordance with the other covenants in this Section 5 and the Time Brokerage Agreement.

         5.2 Compensation. Seller shall not increase the compensation, bonuses, or other benefits payable or to be payable to any person employed in connection with the conduct of the business or operations of the Stations, except in accordance with past practices.

         5.3 Contracts. Except as otherwise agreed to by Buyer and Seller, Seller will not incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness) that will be binding on Buyer after Closing, enter into any contract or commitment relating to the Stations or the Assets, or amend or terminate any Contract (or waive any material right thereunder), except for (i) cash time sales agreements made in the ordinary course of business and (ii) other contracts and commitments entered into in the ordinary course of business (other than trade or barter agreements) which will not obligate Buyer to an amount of more than $2,500 in respect to each contract or commitment and $10,000 in respect to all such contracts and commitments and which will not obligate Buyer to perform any material non-monetary obligations. Prior to the Closing Date, Seller shall deliver to Buyer a list of all Contracts entered into between the date of this Agreement and the Closing Date, together with copies of such Contracts.

         5.4 Disposition of Assets. Seller shall not sell, assign, lease, or otherwise transfer or dispose of any of the Assets, except assets that are no longer used or useful in the business or operations of the Stations and assets that are disposed of in connection with the acquisition of replacement property of equivalent kind and value.

         5.5 Encumbrances. Seller shall not create, assume or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Assets, except for (i) matters disclosed on Schedule 3.5 and Schedule 3.6, which shall be removed prior to the Closing Date, (ii) liens for current taxes not yet due and payable or (iii) mechanics' liens and other similar liens, which shall be removed prior to the Closing Date.

         5.6 Licenses. Seller shall not cause or permit, by any act or failure to act, any of the Licenses to expire or to be revoked, suspended, or modified, or take any action that could cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or adverse modification of any of the Licenses. Seller shall not fail to prosecute with due diligence any applications to any governmental authority in connection with the operation of the Stations.

         5.7 Access to Information. Seller shall give Buyer and its counsel, accountants, engineers, and other authorized representatives reasonable access to the Assets and to all other properties, equipment, books, records, Contracts, and documents relating to the

Stations for the purpose of audit and inspection and will furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the affairs and business of the Stations that Buyer may reasonably request (including any financial reports and operations reports produced with respect to the affairs and business of the Stations). Without limiting the generality of the foregoing, Seller shall give Buyer and its counsel, accountants and other authorized representatives reasonable access to Seller's financial records and Seller's employees, counsel, accountants and other representatives for the purpose of preparing and auditing such financial statements as Buyer determines, in its judgment, are required or advisable to comply with federal or state securities laws and the rules and regulations of securities markets as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         5.8 Maintenance of Assets. Prior to the effective date of the Time Brokerage Agreement, Seller shall maintain all of the Assets in good condition (ordinary wear and tear excepted), and use, operate, and maintain all of the Assets in a reasonable manner and maintain inventories of spare parts and expendable supplies at levels consistent with past practices. Upon the effectiveness of the Time Brokerage Agreement, Buyer shall assume these responsibilities. If any loss, damage, impairment, confiscation, or condemnation of or to any of the Assets occurs, Seller shall use the proceeds of any claim under any insurance policy solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed.

         5.9 Insurance. Seller shall maintain the existing insurance policies on the Stations and the Assets.

         5.10 Consents. Seller shall use its best efforts to obtain the Consents and the estoppel certificates described in Section 8.2(b), without any change in the terms or conditions of any Contract or License that could be less advantageous to the Stations than those pertaining under the Contract or License as in effect on the date of this Agreement. Seller shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents.

         5.11 Books and Records. Seller shall maintain its books and records relating to the Stations in accordance with past practices.

         5.12 Notification. Seller shall promptly notify Buyer in writing of any unusual or material developments with respect to the business or operations of the Stations, and of any material change in any of the information contained in Seller's representations and warranties contained in Section 3 of this Agreement, provided that such notification shall not relieve Seller of any obligations hereunder.

         5.13 Financial Information. Seller shall furnish to Buyer within fifteen days after the end of each calendar month ending between the date of this Agreement and the Closing Date a statement of income and expense of the Stations for the month just ended and such other financial information (including information on payables and receivables) as Buyer may reasonably request, all of which financial information shall comply with the standards contained in the representations and warranties set forth in Section 3.10.

         5.14 Compliance with Laws. Seller shall comply in all material respects with all laws, rules, and regulations applicable or relating to the ownership and operation of the Stations.

         5.15 Financing Leases. Seller shall satisfy at or prior to Closing all outstanding obligations under capital and financing leases with respect to any of the Assets and obtain good title to the Assets leased by Seller pursuant to those leases so that those Assets shall be transferred to Buyer at Closing free of any interest of the lessors.

         5.16 Programming. Seller shall not make any material changes in the broadcast hours or in the percentages of types of programming broadcast by the Stations, or make any other material change in the Stations' programming policies, except such changes as in the good faith judgment of Seller are required by the public interest.

         5.17 Preservation of Business. Prior to the effective date of the Time Brokerage Agreement, Seller shall use its best efforts to preserve the business and organization of the Stations and use its best efforts to keep available to the Stations their present employees and to preserve the audience of the Stations and the Stations' present relationships with suppliers, advertisers, and others having business relations with them. The ordinary and customary operating, marketing, promotional, sales, and advertising practices of the Stations shall be maintained.

         5.18 Collection of Accounts Receivable. Seller shall collect the accounts receivable of the Stations only in the ordinary course consistent with their past practices.

         5.19 Personnel Recommendations. Seller shall promptly notify Buyer as personnel vacancies occur at the Stations and consider for employment all personnel recommended by Buyer for such vacant position.

         5.20 Rights. Seller shall not knowingly waive any material rights relating to the Stations or any of the Assets.

         5.21 Inconsistent Action. Seller shall not take any action that is inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement.

SECTION 6   SPECIAL COVENANTS AND AGREEMENTS

         6.1     FCC Consent.

                 (a) The assignment of the FCC Licenses in connection with the purchase and sale of the Assets pursuant to this Agreement shall be subject to the prior consent and approval of the FCC.

                 (b) Seller and Buyer shall promptly prepare appropriate applications for the FCC Consent and shall file such applications with the FCC on or before the fifth business day after the execution of this Agreement. The parties shall prosecute the applications with all reasonable diligence and otherwise use their reasonable commercial efforts to obtain a grant of the applications as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (1) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by such party of any of its representations, warranties, or covenants under this Agreement, and (2) compliance with the condition would have a material adverse effect upon it. Buyer and Seller shall oppose any requests for reconsideration or judicial review of the FCC Consent. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 9, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the exercise by either party of its rights under Section 9.

         6.2 HSR Filing. As soon as practicable after the execution hereof but in no event later than ten business days after the execution hereof, Buyer and Seller shall each make the filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Each party will cooperate with the other in accomplishing such filings and will keep the other party appraised of the status of any inquiries made of such party by the Federal Trade Commission, the U.S. Department of Justice or any other governmental agency with respect to this Agreement or the transaction contemplated hereby. The transfer of the Assets hereunder is expressly conditioned upon the waiting period relating to any such filings having duly expired or been terminated by the appropriate government agencies without the enforcement of any action by any such agencies to restrain or postpone the transactions contemplated hereby.

         6.3 Control of the Stations. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Stations; such operations, including complete control and supervision of all of the Stations' programs, employees, and policies, shall be the sole responsibility of Seller until the Closing; provided, however, that simultaneously with the execution of this

Agreement, Seller and Buyer are entering into a Time Brokerage Agreement providing for Buyer to provide programming for the Stations.

         6.4     Accounts Receivable.

                 (a) Collection. As of May 1, 1996, Seller shall assign the Accounts Receivable to Buyer for purposes of collection only. Buyer shall collect the Accounts Receivable as Seller's agent in the same manner and with the same diligence that Buyer uses to collect its own Accounts Receivable for the period of one hundred twenty (120) days following the closing date (the "Collection Period"); provided that Buyer shall not be obligated to institute litigation, employ a collection agency, legal counsel or other third party, or take any other extraordinary means of collection. Buyer shall not refer any Accounts Receivable to a collection agency or attorney for collection, and Buyer shall not make any such referral or compromise, nor settle or adjust the amount of any of the Accounts Receivable, except with the written approval of Seller. Neither Seller nor its agents will make any solicitation of Such Accounts Receivable during the Collection Period, except with respect to Accounts Receivable returned to Seller for collection as set forth below. Buyer shall incur no liability to Seller for any uncollected account unless Buyer shall have engaged in willful misconduct or gross negligence in the collection of such account.

                 (b) Payments to Seller. On or before the fifteenth day after the end of each full calendar month during the Collection Period, Buyer shall furnish to Seller (i) a list of the amounts collected before the end of such month with respect to the Accounts Receivable, and (ii) the amount collected during such month with respect to the Accounts Receivable, less the amounts permitted to be retained by Buyer pursuant to Section 2.3(c). On or before the fifteenth day after the end of the Collection Period, Buyer shall furnish Seller with a list of all of the Accounts Receivable which remain uncollected at the end of the Collection Period. All amounts received by Buyer from account debtors included among the Accounts Receivable shall be applied first to the Accounts Receivable, unless the account debtor specifically disputes a receivable or instructs that the payment be otherwise applied. If, during the collection period, account debtor disputes an account included among the Accounts Receivable, Buyer may return that account to Seller for collection.

                 (c) Further Obligations. After the expiration of the Collection Period, Buyer shall have no further obligation hereunder other than to make the payment under Section 6.4(b) and to remit to Seller any payments with respect to any of the Accounts Receivable that Buyer subsequently receives, and Seller may act to collect any of the Accounts Receivable that continue to remain uncollected.

         6.5     Risk of Loss.

                 (a) The risk of any loss, damage or impairment, confiscation or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller to the extent of its insurance coverage as provided for in Section 3.11 hereof at all times prior to the completion of the Closing.

                 (b) If any damage or destruction of the Assets or any other event occurs which prevents in any material respect signal transmission by the Stations in the normal and usual manner and Seller is unable to restore or replace the Assets so that such conditions are cured and normal and usual transmission is resumed in all material respects before the Closing Date, the Closing Date may be postponed by Buyer for up to sixty (60) days, to permit the repair or replacement of the damage or loss.

                 (c) In the event of any damage or destruction of the Assets described above, if such Assets have not been restored or replaced and the Stations' normal and usual transmission resumed within the sixty (60) day period, Buyer may, at its option, proceed to close this Agreement and complete the restoration and replacement of such damaged Assets after the Closing Date, in which event Seller shall deliver to Buyer all insurance proceeds received in connection with such damage or destruction of the Assets; provided, however, that Seller may retain the proceeds of any business interruption insurance with respect to periods prior to the Closing. Notwithstanding any of the foregoing, Seller shall have no obligation to expend its own funds to restore any damage or destruction.

                 (d) If Buyer elects to postpone the Closing pursuant to Subsection (b) hereof, Buyer shall provide written notice to Seller within five
(5) days of the Station's failure to broadcast in the normal and usual manner.

         6.6 Confidentiality. Except as necessary for the consummation of the transaction contemplated by this Agreement and, except as and to the extent required by law, including, without limitation, disclosure requirements of federal or state securities laws and rules and regulations of securities markets, each party will forever keep confidential any information of a confidential nature obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will immediately return to the other party all information obtained by such party from the other party in connection with the transactions contemplated by this Agreement.

         6.7 Cooperation. Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their commercially reasonable efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, Buyer shall have no obligation (i) to expend funds to obtain any of the Consents or (ii) to agree to any adverse change in any License or Assumed Contract to obtain a Consent required with respect thereto, and Seller shall have no obligation to expend funds (other than the incidental cost of preparing and submitting requests, responding to reasonable inquiries and ordinary and customary filing fees and processing charges) to obtain any of the Consents.

         6.8     Title Insurance and Surveys.

                 (a) Title Insurance. With respect to each parcel of Real Property, Seller will obtain and deliver to Buyer (1) as soon as practicable after the date of this Agreement, a title commitment disclosing the condition of title to all Real Property and all easements, rights of way, and restrictions of record with respect thereto, as of a date not earlier than the date of this Agreement, accompanied by copies of all instruments evidencing the scope and extent of all such easements, rights of way, and restrictions of record, and (2) at or prior to Closing, an ALTA Leasehold Policy of Title Insurance on a form customarily used in the State of Florida, issued by a title insurer satisfactory to Buyer, in an amount equal to the fair market value of Seller' leasehold interest (as reasonably determined by Buyer), insuring title to such leasehold interest to be in the name of Buyer as of the Closing, subject only to liens or encumbrances expressly permitted by this Agreement.

                 (b) General Requirements as to Title Insurance Policies. Each title insurance policy obtained and delivered to Buyer pursuant to this Agreement shall, except to the extent that title insurers in the State of Florida are not lawfully permitted to issue such policies or unless otherwise agreed by Buyer, (1) insure title to the Real Property described in the policy and all recorded easements benefitting such Real Property, (2) contain an "extended coverage endorsement" or similar modification insuring over or otherwise eliminating the general exceptions customarily contained in title policies, (3) contain an endorsement insuring that the Real Property described in the policy is the same real estate shown in the survey delivered with respect to such property and (4) contain a "contiguity" endorsement with respect to any Real Property consisting of more than one record parcel. Seller shall cause prior to Closing all lease agreements included in the Real Property or memorandums of lease relating thereto to be recorded in the appropriate public recording office in the county where such Real Property is located.

                 (c) Surveys. With respect to each parcel of Real Property, Seller will obtain and deliver to Buyer as soon as practicable after the date of this Agreement a current survey of the parcel, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters customarily shown on such surveys, and showing access affirmatively to public streets and roads.

                 (d)  Associated Fees and Costs.   Seller shall be responsible
for the costs associated with obtaining the title commitments and the surveys described above, and Buyer shall be responsible for the costs associated with obtaining the title insurance policy with the special endorsements described above.

         6.9 Access to Books and Records. Seller shall provide Buyer access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets but not included in the Assets. Buyer shall provide Seller access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets that are included in the Assets.

         6.10 Office Space. For a period of sixty (60) days following the Closing, Buyer shall make available to Seller's Chairman and CEO the existing office space utilized by the Chairman and CEO, John F. Tenaglia, the existing office space utilized by the Chairman and CEO for his use at no extra cost to Seller or John F. Tenaglia.

         6.11 Engineering Study. Buyer has prepared a report on the Stations' compliance with customary engineering practices and all applicable FCC rules, regulations, prescribed practices, and technical standards and Seller has agreed to correct the phasing of WSRF-AM within thirty (30) days of this Agreement to the reasonable satisfaction of Buyer's Chief Engineer and Buyer shall have ten (10) days after notification from Seller to confirm in writing that Seller has made the necessary correction.

SECTION 7   CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER AT CLOSING

         7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                 (b) Covenants and Conditions. Seller shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement or the Time Brokerage Agreement to be performed or complied with by them prior to or on the Closing Date.

                 (c) Consents. All Consents shall have been obtained and delivered to Buyer without any adverse change in the terms or conditions of any License or Assumed Contract.

                 (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Buyer of any conditions that need not be complied with by Buyer under Section 6.1 hereof, Seller shall have complied with any conditions imposed on them by the FCC Consent, and the FCC Consent shall have become a Final Order.

                 (e) Governmental Authorizations. Seller shall be the holders of all Licenses and there shall not have been any modification of any License that could have an adverse effect on any Station or the conduct of its business and operations. No proceeding shall be pending the effect of which could be to revoke, cancel, fail to renew, suspend, or modify adversely any License.

                 (f) Deliveries. Seller shall have made or stand willing to make all the deliveries to Buyer set forth in Section 8.2.

                 (g) Adverse Change. Between the date of this Agreement and the Closing Date, there shall have been no material adverse change in the assets or properties of the Stations, including any damage, destruction, or loss affecting any assets used or useful in the conduct of the business of the Stations that has not been repaired, restored or remedied, excepting normal wear and tear to the Assets.

                 (h) HSR Act. Any approval required pursuant to the HSR Act shall have been obtained (or the waiting period thereunder shall have expired or been terminated).

         7.2 Conditions to Obligations of Seller. All obligations of Seller at the Closing are subject at Seller' option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                 (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement or the Time Brokerage Agreement to be performed or complied with by it prior to or on the Closing Date.

                 (c) Deliveries. Buyer shall have made or stand willing to make all the deliveries set forth in Section 8.3.

                 (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Seller of any conditions that need not be complied with by Seller under Section

6.1 hereof and Buyer shall have complied with any conditions imposed on it by the FCC Consent.

                 (e) HSR Act. Any approval required pursuant to the HSR Act shall have been obtained (or the waiting period thereunder shall have expired or been terminated).

SECTION 8   CLOSING AND CLOSING DELIVERIES

         8.1     Closing.

                 (a) Closing Date. Subject to the provisions of Section 6.5 and the satisfaction of the Section 7 Closing conditions, the Closing shall take place at 10:00 a.m. on a date, to be set by Buyer on at least five days' written notice to Seller, that is (1) not earlier than January 1, 1997, and (2) not later than January 12, 1997. If Buyer fails to specify the date for Closing prior to the fifth business day after the date upon which the FCC Consent becomes a Final Order, the Closing shall take place on January 12, 1997.

                 (b) Closing Place. The Closing shall be held at the offices of Dow, Lohnes & Albertson, 1200 New Hampshire Avenue, N.W., Suite 800, Washington, D.C. 20036, or any other place that is agreed upon in writing by Buyer and Seller.

         8.2 Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                 (a) Transfer Documents. Duly executed warranty bills of sale, deeds, motor vehicle titles, assignments, and other transfer documents which shall be sufficient to vest good and marketable title to the Assets in the name of Buyer, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges or encumbrances of any nature whatsoever, except for liens for current taxes not yet due and payable;

                 (b) Estoppel Certificates. Estoppel certificates of the lessors of all leasehold and subleasehold interests included in the Real Property including consents to the collateral assignment of such interests by Buyer to its lenders as collateral security for Buyer's obligations to such lenders;

                 (c) Consents. A manually executed copy of any instrument evidencing receipt of any Consent;

                 (d) Certificate. A certificate, dated as of the Closing Date, executed by a duly authorized member of Seller on behalf of Seller, certifying
(1) that the representations and warranties of Seller contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (2) that Seller has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

                 (e) Title Insurance and Surveys. The title insurance and surveys described in Section 6.9;

                 (f) Licenses, Contracts, Business Records, Etc. Copies of all Licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, engineering records, and all files and records used by Seller in connection with the operations of the Stations;

                 (g) Opinion of Counsel. Opinion of Seller's counsel dated as of the Closing Date, in substantially the form attached hereto as Schedule 8.2(g), and if requested by Buyer, Buyer's lenders shall be permitted to rely on such opinion;

                 (h) Lender's Certificate. If requested by Buyer within 21 days prior to Closing, Seller shall deliver to Buyer's lenders such closing certificates as Buyer's lenders may reasonably request; and

                 (i) Other Instruments. Such other instruments and certificates or other documentation as Seller is required by the terms hereof to deliver or as Buyer may reasonably request.

         8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

                 (a)  Purchase Price.  The Purchase Price as provided in
Section 2.3(a);

                 (b) Assumption Agreements. Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform all obligations and liabilities of Seller under the Licenses and Assumed Contracts insofar as they relate to the time on or after the Closing Date and arise out of events related to Buyer's ownership of the Assets or its operation of the Stations on or after the Closing Date, together with appropriate indemnification by Seller;

                 (c) Certificate. A certificate, dated as of the Closing Date executed by an officer of the general partner of Buyer on behalf of Buyer, certifying (1) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) that Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

                 (d) Opinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date substantially in the form of Schedule 8.3(d) hereof;

                 (e) Certificate Regarding Time Brokerage Agreement. A certificate dated as of the Closing Date by an officer of the general partner of the Buyer, on behalf of Buyer, certifying (i) Buyer's compliance with the terms and conditions of the Time Brokerage Agreement and (ii) that Buyer has not, through its actions or inactions, caused any breach in Seller's representations and warranties hereunder as a result of the Time Brokerage Agreement.

                 (f) Other Instruments. Such other instruments and certificates or other documentation as Buyer is required by the terms hereof to deliver or as Seller may reasonably request.

SECTION 9   TERMINATION

         9.1 Termination by Seller. This Agreement may be terminated by Seller and the purchase and sale of the Stations abandoned, if Seller is not then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

                 (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Seller set forth in this Agreement have not been satisfied or waived in writing by Seller.

                 (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

                 (c) Upset Date. If the Closing shall not have occurred by February 1, 1997.

                 (d) Breach. Without limiting Seller' rights under the other provisions of this Section 9.1, if Buyer has failed to cure any material breach of any of its representations, warranties, covenants or other obligations under this Agreement or the Time Brokerage Agreement within fifteen days after Buyer received written notice of such breach from Seller.

                 (e) Time Brokerage Agreement. If Buyer terminates the Time Brokerage Agreement prior to Closing.

         9.2 Termination by Buyer. This Agreement may be terminated by Buyer and the purchase and sale of the Stations abandoned, if Buyer is not then in material default, upon written notice to Seller, upon the occurrence of any of the following:

                 (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in this Agreement have not been satisfied or waived in writing by Buyer.

                 (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

                 (c) Upset Date. If the Closing shall not have occurred by February 1, 1997.

                 (d) Breach. Without limiting Buyer's rights under the other provisions of this Section 9.2, if Seller has failed to cure any material breach of any of its representations, warranties, covenants or other obligations under this Agreement or the Time Brokerage Agreement within fifteen days after Seller received written notice of such breach from Buyer.

                 (e) Technical Deficiencies. Seller shall have failed to correct the phasing of Station WSRF-AM, to the satisfaction of Buyer's Chief Engineer David Glenn.

                 (f) Time Brokerage Agreement. If Seller terminates the Time Brokerage Agreement prior to Closing.

         9.3 Escrow Deposit. Simultaneously with the execution and delivery of this Agreement, Buyer has deposited with the Escrow Agent $2,000,000 (the "Escrow Deposit") in accordance with an Escrow Agreement among Buyer, Seller, and the Escrow Agent (the "Escrow Agreement") in the form attached hereto as
Schedule 9.3. All funds deposited with the Escrow Agent shall be held and disbursed in accordance with the terms of the Escrow Agreement and the following provisions:

                 (a) At the Closing, all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, shall be disbursed to or at the direction of Buyer.

                 (b)  If this Agreement is terminated pursuant to Section 9.1 or
Section 9.2 and Buyer is not in material breach of this Agreement, all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, shall be disbursed to or at the direction of Buyer.

                 (c) If this Agreement is terminated by Seller due to Buyer's material breach of this Agreement, and Seller has complied in all material respects with the terms of this Agreement, then the Escrow Deposit and any interest or other proceeds from the investment of funds held by the Escrow Agent shall be disbursed to or at the direction of Seller.

         9.4 Rights on Termination. If this Agreement is terminated pursuant to Section 9.1 or Section 9.2 and neither party is in material breach of any provision of this Agreement, the parties hereto shall not have any further liability to each other with respect to the purchase and sale of the Assets. If this Agreement is terminated by Seller due to Buyer's material breach of this Agreement and Seller shall have complied in all material respects with the terms of this Agreement, then the payment to Seller pursuant to Section 9.3(c) shall be liquidated damages and shall constitute full payment and the exclusive remedy for any damages suffered by Seller by reason of Buyer's material breach of this Agreement. Seller and Buyer agree in advance that actual damages would be difficult to ascertain and that the amount of the Escrow Deposit plus any interest earned thereon is a fair and equitable amount to reimburse Seller for damages sustained due to Buyer's material breach of this Agreement. If this Agreement is terminated by Buyer due to Seller's material breach of this Agreement, Buyer shall have all rights and remedies available at equity as its sole and exclusive remedy.

SECTION 10 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES

         10.1 Representations and Warranties. All representations and warranties contained in this Agreement shall be deemed continuing representations and warranties until the Closing. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement. No notice or information delivered by Seller shall affect Buyer's right to rely on any representation or warranty made by Seller or relieve Seller of any obligations under this Agreement as the result of a breach of any of their representations and warranties.

         10.2 Indemnification by Seller. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have, Seller hereby agree to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

                 (a) Any and all losses, liabilities, or damages resulting from third party claims based on any material untrue representation, breach of warranty, or nonfulfillment of any covenant by Seller contained in this Agreement or in any certificate, document, or instrument delivered to Buyer under this Agreement.

                 (b) Any and all obligations of Seller not assumed by Buyer pursuant to this Agreement, including any liabilities arising at any time under any Contract not included in the Assumed Contracts.

                 (c) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Stations prior to the Closing, including any liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring prior the Closing Date, except for any damages caused by Buyer as a result of its actions under the Time Brokerage Agreement.

                 (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.3 Indemnification by Buyer. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Seller or any information Seller may have, Buyer hereby agrees to indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

                 (a) Any and all losses, liabilities, or damages resulting from third party claims based on any material untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained in this Agreement or in any certificate, document, or instrument delivered to Seller under this Agreement.

                 (b) Any and all obligations of Seller assumed by Buyer pursuant to this Agreement.

                 (c) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Stations on and after the Closing.

                 (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

                 (a) The party claiming indemnification (the "Claimant") shall promptly give written notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant as soon as practicable after written notice of such action, suit, or proceeding was given to Claimant.

                 (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree in writing at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim or such amount as agreed to by the parties. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy under the arbitration provisions of this Agreement, as applicable.

                 (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

                 (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                 (e)  The indemnifications rights provided in Sections 10.2 and
10.3 shall extend to the shareholders, directors, officers, employees, representatives and successors and assigns of any Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

         10.5 Specific Performance. The parties recognize that if Seller materially breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled to obtain specific performance of the terms of this Agreement as its sole and exclusive remedy. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

         10.6 Attorneys' Fees. In the event any action is brought to enforce, interpret and/or arbitrate any claim under this Agreement, the prevailing party shall be entitled to reimburse the other party for its reasonable legal fees and expenses, both on the trial and appellate levels.

SECTION 11     MISCELLANEOUS

         11.1 Fees and Expenses. Buyer shall pay any escrow agent fees under the Escrow Agreement. Any federal, state, or local sales or transfer tax arising in connection with the conveyance of the Assets by Seller to Buyer pursuant to this Agreement shall be paid by Seller. Buyer and Seller shall each pay one-half of (i) the fees payable to the FCC in connection with the filing of the applications for the FCC Consent and (ii) the fee imposed by the Federal Trade Commission in connection with filings made pursuant to the HSR Act. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives, and each party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar person retained by or on behalf of such party.

         11.2 Arbitration. Except as otherwise provided to the contrary below or in Section 2.3(c), any dispute arising out of or related to this Agreement that Seller and Buyer are unable to resolve by themselves shall be settled by arbitration in Broward County, Florida, by a panel of three arbitrators. Seller and Buyer shall each designate one disinterested arbitrator, and the two arbitrators so designated shall select the third arbitrator. Before undertaking to resolve the dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The written decision of a majority of the arbitrators shall be final and binding on Seller and Buyer. The costs and expenses of the arbitration proceeding shall be assessed between Seller and Buyer in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. Judgment on the award, if it is not paid within thirty days, may be entered in any court having jurisdiction over the matter. No action at law or suit in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by Seller or Buyer against the other except (i) an action to compel arbitration pursuant to this Section, (ii) an action to enforce the award of the arbitration panel rendered in accordance with this Section, or
(iii) a suit for specific performance pursuant to Section 10.5.

         11.3 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:



If to Seller:                    TK Communications, L.C.
                                 3000 S.W. 60th Avenue
                                 Fort Lauderdale, FL 33314
                                 Attention:  John F. Tenaglia

With a copy to:                  Ira Marcus, Esquire
                                 Atlas, Pearlman, Trop & Borks
                                 New River Center - Suite 1900
                                 200 East Las Olas Boulevard
                                 Fort Lauderdale, FL 33301

If to Buyer:                     Paxson Broadcasting of Miami, Limited Partnership
                                 601 Clearwater Park Road West
                                 Palm Beach, Florida 33401
                                 Attention:  Mr. Lowell W. Paxson

With a copy to:                  John R. Feore, Jr., Esq.
                                 Dow, Lohnes & Albertson
                                 1200 New Hampshire Avenue, N.W
                                 Suite 800 Washington, D.C. 200366


or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.3.

         11.4 Benefit and Binding Effect. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto, except that Buyer may assign its rights and obligations under this Agreement, in whole or in part, without Seller's consent to one or more subsidiaries or commonly controlled affiliates of Buyer or to an unaffiliated entity, provided that Buyer guarantees that entity's payment and performance hereunder, and Buyer may collaterally assign its rights and obligations hereunder to its lenders without obtaining Seller' consent. Upon any permitted assignment by Buyer or Seller in accordance with this Section 11.4, all reference to "Buyer" herein shall be deemed to be references to Buyer's assignee and all references to "Seller" herein shall be deemed to be references to

Seller's assignee. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11.5 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Seller, any additional bills of sale, deeds, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

         11.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

         11.7 Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         11.8 Gender and Number. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

         11.9 Entire Agreement. This Agreement, the schedules, hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. This Agreement supersedes all prior negotiations among the parties, including, without limitation, the letter of intent among the parties hereto dated February 29, 1996, and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought. The parties hereto acknowledge that no representations or warranties have been made with respect to matters relating to the transactions contemplated by this Agreement other than as expressly set forth in this Agreement.

         11.10 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.10.

         11.11 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

         11.12 Press Releases. Neither party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party; provided, however, that nothing contained herein shall prevent either party from promptly making all filings with governmental authorities as may, in its judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, in which case the other party shall be first notified in writing.

         11.13 No-Shop. Without limiting the generality of the foregoing, Seller covenants that neither it nor any of its members, officers or agents will, prior to the Closing Date, (a) solicit, initiate or encourage the submission of any proposal or offer relating to any (i) liquidation, dissolution or recapitalization, (ii) merger or consolidation, (iii) acquisition or purchase of securities or assets, or (iv) similar transaction or business combination, in each case involving Seller or (b) participate in any discussion or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any party to do or seek any of the foregoing. Seller shall notify Buyer as soon as practicable if any party makes any proposal with respect to any of the foregoing. Notwithstanding any other provision in this Agreement to the contrary, in the event that Seller violates its obligations in this Section 11.13, Buyer shall have the right to seek specific performance of Seller's obligations hereunder.

         11.14 Seller's Knowledge. Whenever a representation, warranty or covenant contained herein is qualified by the phrase "to Seller's knowledge" or other similar phrase, such representation, warranty or covenant is made based on the actual knowledge of the officers of Seller or the actual knowledge of John Tenaglia following reasonable inquiry by John Tenaglia to the officer or employee of Seller who has responsibility for the area of the Stations' operations to which such representation, warranty or covenant relates.


             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.

                                 PAXSON BROADCASTING OF MIAMI,
                                    LIMITED PARTNERSHIP

                                     By: Paxson Communications of Florida, Inc.,
                                         its General Partner



                                 By: /s/ Lowell W. Paxson
                                     -----------------------------------
                                     Name:  Lowell W. Paxson
                                     Title: Chairman


                                 TK COMMUNICATIONS, L.C.



                                 By: /s/ John Tenaglia
                                     ----------------------------------
                                     Name:
                                     Title: